EXHIBIT 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of 2/29/08

	AZZ Historical	AAA Historical	Pro Forma Adjustments		Combined Pro Forma
ASSETS

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$2,226,941	$(868,089)	$19,397,249	(1)	$20,756,101
ACCOUNTS RECEIVABLE (NET OF ALLOWANCE)	38,901,577	7,959,334	-		46,860,911
INVENTORIES	43,426,468	11,155,674	(1,128,742)	(2)	53,453,400
REVENUE IN EXCESS OF BILLINGS ON
UNCOMPLETED CONTRACTS	13,044,076	-	-		13,044,076
DEFERRED INCOME TAXES	4,391,398	-	-		4,391,398
PREPAID EXPENSES AND OTHER	1,004,383	99,537	-		1,103,920

TOTAL CURRENT ASSETS	102,994,843	18,346,456	18,268,507		139,609,806

PROPERTY, PLANT AND EQUIPMENT (NET)	48,284,910	33,543,641	(609,689)	(3)	81,218,862

GOODWILL (NET OF ACCUMULATED AMORTIZATION)	40,962,104	-	15,573,941	(4)	56,536,045
OTHER ASSETS	1,077,423	856,624	15,213,376	(5)	17,147,423

TOTAL ASSETS	$193,319,280	$52,746,721	$48,446,135		$294,512,136

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES
ACCOUNTS PAYABLE	$16,035,932	$553,481	$-		$16,589,413
INCOME TAX PAYABLE	706,966	-	-		706,966
ACCRUED SALARIES & WAGES	4,919,804	271,000	-		5,190,804
OTHER ACCRUED LIABILITIES	10,285,285	11,334,123	(10,965,748)		10,653,660
CUSTOMER ADVANCE PAYMENT	2,115,330	-	-		2,115,330
BILLINGS IN EXCESS OF REVENUE ON					-
UNCOMPLETED CONTRACTS	3,798,179	-	-		3,798,179
COMPENSATION EXPENSE RELATED TO SARS	4,834,325	-	-		4,834,325

TOTAL CURRENT LIABILITIES	42,695,821	12,158,604	(10,965,748)		43,888,677

LONG TERM DEBT DUE AFTER ONE YEAR	-	24,416,151	75,583,849	(6)	100,000,000

DEFERRED INCOME TAXES	4,466,834	-	-		4,466,834

SHAREHOLDERS' EQUITY
COMMON STOCK, $1 PAR VALUE (SHARES AUTHORIZED-25,000,000), SHARES ISSUED 12,609,160	12,609,160	16,171,966	(16,171,966)	(7)	12,609,160
CAPITAL IN EXCESS OF PAR VALUE	16,369,938	-	-		16,369,938
RETAINED EARNINGS	119,549,115	-	-		119,549,115
LESS COMMON STOCK HELD IN TREASURY
( 480,188 AND 954,996 SHARES AT COST RESPECTIVELY)	(2,371,588)	-	-		(2,371,588)

TOTAL SHAREHOLDERS' EQUITY	146,156,625	16,171,966	(16,171,966)		146,156,625

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$193,319,280	$52,746,721	$48,446,135		$294,512,136

(1)	Excess cash from $100,000,000.00 Senior Notes secured for the purchase of AAA Galvanizing, Inc.
(2)	Inventory adjusted the market costs as compared to FIFO Inventory cost basis.
(3)	Property, plant, and equipment adjusted to fair market per independent appraisal.
(4)	Goodwill resulting from purchase price accounting.
(5)	Other assets include intangibles for non-compete agreements, trade name, and customer relations in the amounts of $1.8 million, $1.21 million and $13.1 million respectfully.
(6)	Senior notes secured for the purchase of AAA Galvanizing, Inc.
(7)	Elimination entries required for liabilities and equity not acquired.